Exhibit 10.14

Grant No.:

COLFAX CORPORATION

DEFERRED DELIVERY STOCK OWNERSHIP AGREEMENT

FORMER EMPLOYEE

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee in connection with the Grantee’s Employee Appreciation Rights Agreement with the Company dated [                    ] (the “Rights Agreement”), whereby the Grantee is entitled to certain bonus payments (the “EAR Bonus”). This Award is made under the terms and conditions set forth in this cover sheet and the attachment (collectively, the “Agreement”), and this Award is made in satisfaction of 50% of the EAR Bonus payable to the Grantee.

Grant Date: [                    ], 200     (the “IPO Effective Date”)

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Shares of Stock Covered by Grant:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement.

Grantee:
(Signature)
Company:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

DEFERRED DELIVERY STOCK OWNERSHIP AGREEMENT

FORMER EMPLOYEE

Nontransferability	This grant is an award of Stock in the number of shares set forth on the cover sheet (“Stock Award”). To the extent the Stock is held in escrow as set forth below, your Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock be made subject to execution, attachment or similar process.

Vesting	Your right to the Stock under this Agreement vests as to 100% of the total number of shares of Stock covered by this grant on the Grant Date.

Issuance and Delivery

The issuance of the Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates. To the extent certificates are issued, such certificates will be held in escrow with the Secretary of the Company until the applicable Delivery Date (as described herein).

On each of the first three annual anniversaries of the IPO Effective Date (each a “Delivery Date”), 1/3rd (one-third) of the number of shares of Stock covered by this Agreement will be delivered to you. Any fractional shares scheduled to be delivered on a Delivery Date shall remain in escrow and instead shall be delivered as of the next Delivery Date.

Shareholder Rights	You have the right to vote the Stock and to receive any dividends declared or paid on such stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Stock and subject to the same conditions and restrictions applicable thereto.

Death	If your death occurs before the Stock covered by this Agreement is delivered to you, the Stock will be delivered to your beneficiary as designated on the beneficiary designation form attached hereto.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of this Stock Award or the payment of dividends on the Stock. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the making of this Stock Award or the payment of dividends on the Stock, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (as defined below) (including withholding amounts from any cash portion of the EAR Bonus).

“Affiliate” means any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, including, without limitation, any subsidiary corporation within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Entire Agreement	This Agreement and the Rights Agreement constitute the entire understanding between you and the Company regarding this grant of Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy

In order to administer the Agreement, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.

By accepting this Stock Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Agreement.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above.

BENEFICIARY DESIGNATION FORM

- -
Print Name	Social Security Number

If I die before receiving from the Company the balance of my Stock Award, then any shares remaining under the Stock Award shall be paid to my designated beneficiary(ies) according to this beneficiary designation. Payment is to be made as follows [check one box only]:

❑	To my surviving spouse.

❑	To all of my children who survive me in equal shares. [Please provide names and addresses below.] The term “children” means natural or legally adopted children but excludes stepchildren (if not adopted).

❑	To my estate.

❑	Other [please enter a description, and provide names and addresses, if necessary]:

In the event no designated beneficiary survives me, any remaining shares shall be made to my estate.

The names and addresses of my beneficiaries are as follows [please use a separate sheet if necessary]:

1.	Name:	Relationship:
	Address:	SSN:

2.	Name:	Relationship:
	Address:	SSN:

3.	Name:	Relationship:
	Address:	SSN:

4.	Name:	Relationship:
	Address:	SSN:

This beneficiary designation is to take effect on the date when it is received by:

[Name]

Colfax Corporation

[Address]

Phone: [                    ]

Fax: [                    ]

This beneficiary designation supersedes any prior designations that I may have made concerning the Stock Award.

Signature	Date

Company Use: Date of receipt: , 200 Initials: